Conditional upon completion of
the cash subscription, placing
and open offer to be made by
Huntingdon Life Sciences Group Plc
in August/September 1998

                              DATED 7th August 1998




                            HUNTINGDON LIFE SCIENCES
                                    GROUP PLC

                                     - and -

                              FHP HOLDINGS LIMITED






                      -------------------------------------

                          MANAGEMENT SERVICES AGREEMENT
                      -------------------------------------














                                 Charles Russell
                              8-10 New Fetter Lane
                                     London
                                    EC4A 1RS
                              Ref: DJSG/GXW/25407/3
                               Tel: 0171 203 5000

THIS AGREEMENT is made on                     1998

BETWEEN:

(1) HUNTINGDON LIFE SCIENCES GROUP PLC whose registered office is at Woolley Road, Alconbury, Huntingdon, Cambridgeshire PE17 5HS (the "Company"); and

(2) FHP HOLDINGS LIMITED of First Floor, Euro Canadian Centre, Marlborough Street, Nassau, Bahamas (the "Consultant").


IT IS AGREED as follows:

A. The Consultant is engaged in business offering consultancy services in relation to healthcare ancillary services and has considerable skill, knowledge and experience in that field.

B. In reliance upon that skill, knowledge and experience, the Company wishes to engage the Consultant to provide the services of the Executive in relation to the Business (as such terms are defined below) on the terms set out in this agreement.

1.       DEFINITIONS AND INTERPRETATION

(1) In this agreement unless the context otherwise requires the following expressions shall have the following meanings:

         "Associated Company"        means:

                          (a)      a  company  which  is not a
                                   Subsidiary  of the  Company
                                   but  whose  issued   equity
                                   share  capital  (as defined
                                   in  s744  of the  Companies
                                   Act 1985) is owned as to at
                                   least 20% by the Company or
                                   one  of  its  Subsidiaries;
                                   and

                          (b)      a Subsidiary (as defined below)

         "Board" the board of directors for the time being of the Company;

         "Business"             the  provision  of  pre-clinical, early
                                clinical and non-clinical biological safety evaluation services to the pharmaceutical, biotechnology, agrochemical and other chemical industries;

         "Commencement Date"                      1998

         "Executive"            Andrew Baker

         "Group" means the Company and its subsidiaries and Associated Companies for the time being and "Group Company" means any one of them;

         "Intellectual          Property"  all  inventions  (whether
                                patentable or not) patents,  utility
                                models,  designs (both registered or
                                unregistered),  copyright,  database
                                right, trade and service marks (both
                                registered     and     unregistered)
                                together  with  all  rights  to  the
                                grant  of and  applications  for the
                                same and  including  all  similar or
                                analogous   rights   throughout  the
                                world and all future  rights of such
                                nature;

         "Services"             means  including but not limited to,
                                the planning and development for the
                                benefit of the Company and the Group
                                of (a) a future  business  strategy,
                                (b)    shareholder    and   business
                                relations,        (c)       business
                                opportunities,   (d)   a   financing
                                strategy,  (e) the co-ordination and
                                overview  of the  Group's  operating
                                management  team  together  with all
                                normal   duties   of  a   reasonable
                                executive  director  who is chairman
                                of a listed public limited company;

         "Subsidiary"           means a Subsidiary within the meaning of s736
                                of the Companies Act 1985;

         "Working Day"          means a day other than a Saturday, Sunday or
                                bank or other public holiday in England.

(2) Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of it.

(3) The headings in this agreement are for convenience only and shall not affect its construction or interpretation.

(4) References in this agreement to a person include a body corporate and an incorporated association of persons and references to a company include any body corporate.

2.       TERM

(1) This agreement shall commence with effect from the Commencement Date and shall continue unless and until terminated by either the Company or the Consultant giving to the other not less than 12 months notice in writing, at any time, subject to earlier termination as provided below.

3.       SERVICES

(1) With effect from the Commencement Date, the Consultant shall provide the Services to the Company and the Group and such other services consistent with the Services as the Company may reasonably require of the Consultant from time to time.

(2)      The Consultant shall provide the Services through the Executive.

(3) The Consultant shall procure that the Executive will make himself available to the Company for a minimum of 100 (one hundred) days per year and at such locations and times as may be agreed between the Company and the Executive.

(4)      The Consultant shall procure that the Executive will:

         o comply with all reasonable directions from time to time given to him in connection with the provision of the Services and shall keep the Company and the Board regularly informed and shall give to the Company and the Board such information regarding the provision of the Services as the Company and/or the Board may reasonably require;

         o comply (and procure that his spouse and minor children comply) with all applicable rules and regulations of the London Stock Exchange, the New York Stock Exchange, the US Securities Exchange Commission and any codes of conduct of the Group for the time being in force and of any other relevant regulatory authority.

         o not directly or indirectly during the currency of this agreement be employed by or perform any services for or be interested in any manner in any other business which is or may be competitive with the Company or the Group except with the consent in writing of the Company or as holder or beneficial owner (for investment purposes only) of any class of securities in a company if those securities are listed or dealt in on a recognised investment exchange (as defined by section 207 (1) Finance Services Act 1986) and where the Consultant and the Executive (together with the Executive's spouse, children, parents and parents' issue) together neither hold nor are beneficially interested in more than five per cent of that class.

         o keep the Company reasonably informed of his whereabouts and telephone number or other means by which the Executive can be contacted easily at short notice.

(5) The Consultant will ensure that the Executive completes and will be responsible for completing the Services including returning all drawings, designs, plans, documents, paper, models, materials, disks or any other property, in whatever format, belonging to the Company, the Group and/or clients of the Company or the Group. The Consultant will also provide all details and complete all documentation and procure that the Executive provides all details and completes all documentation which may be necessary to comply with clause 8 below.

4.       DUTIES OF THE CONSULTANT

(1)      The Consultant shall procure that the Executive will:

         o perform the Services with due diligence and in a safe and competent manner and acquaint himself with and comply with any working practice's rules or procedures applicable to others (whether independent contractors or employees of the Company or of the Group) at any location where the Executive is performing the Services (whether or not at the Company's premises);

         o act in and use his best endeavours to protect and promote the interests of the Company and, where consistent with them, the Group, in accordance with the general policy and directions of the Company;

         o provide the full benefit of his knowledge, expertise and skill in connection with the provision of the Services and devote his full time, attention and abilities to the Company and the Group at such times as the Executive is required to provide the Services pursuant to clause 2(3).

5.       FEE

(1)      The  Company  shall  pay  a  fee  to  the   Consultant  at  a  rate  of
         (pound)150,000 per annum (plus VAT if appropriate) upon production of a valid invoice in accordance with clause 5(2) below (the "Fee") .

(2) The Consultant shall invoice the Company on the last day of each calendar month for the Fee incurred in respect of that month. The Company shall pay the invoice within 30 days of receipt.

6.       EXPENSES

(1) The Company shall, in addition to payment of the fee, reimburse the Consultant, on production of such vouchers or other evidence as the Company may reasonably require, any reasonable travelling, other expenses which are reasonably and properly incurred by the Executive in the course of providing the Services.

(2) The amount of any expenses shall be included by the Consultant in its invoices submitted at the end of each month and the Company shall reimburse the Consultant within 30 days of receipt of the invoice.

7.       CONFIDENTIAL INFORMATION

(1) The Consultant undertakes to the Company that throughout the period of and after the termination of this agreement it shall treat as secret and confidential and shall procure that the Executive shall treat as secret and confidential any information which may be received by the Consultant, all work performed by the Executive in the course of providing the Services which comes to the knowledge of the Consultant and/or the Executive in the course of or in connection with the provision of the Services (the "Information").

(2) The Consultant also undertakes, and shall procure that the Executive shall, not at any time nor for any reason disclose or permit to be disclosed to any person or otherwise make use of or permit to be made use of the Information other than for the purpose of providing the Services to the Company and/or the Group.

(3) The restrictions contained in clauses 7(1) and 7(2) above shall cease to apply to any Information which:

         (a) may come into the public domain otherwise than by breach of the Consultant or the Executive of the obligations set out in this clause; or

         (b) is disclosed to the Consultant or the Executive by a third party who has not received it either directly or indirectly from the Company; or

         (c) must be disclosed by any applicable law, to the extent of such required disclosure.

(4) In respect of Information divulged to the Consultant or the Executive in the course of or for the purpose of performing services on behalf of the Company or the Group for third parties, the Consultant shall comply and shall procure that the Executive shall comply with the terms of all undertakings given by the Company to such third parties as if such undertaking were made by the Consultant and the Executive. The Company shall give to the Consultant a copy of each such undertaking, which shall be signed by the Company and the Consultant for the purpose of identification.

8.       INTELLECTUAL PROPERTY

(1) In consideration of the payment of one pound ((pound)1) receipt of which the Consultant hereby acknowledges:-

         (a) If the Consultant or the Executive makes or participates in making any invention or any design (whether registerable or not) or any work in which copyright and/or design right subsists, in connection with the provision of the Services, and which relates to or is useful in connection with the Business and/or the business of the Group, the Consultant shall disclose such invention, design or work to the Company immediately. In the case of such an invention the Consultant shall give the Company full particulars of the invention together with all information, data (in all forms and in all media) drawings and models embodying or relating to the invention and in the case of designs and copyright works, a copy of all such designs and works.

         (b) All rights in Intellectual Property which may be created by each of the Consultant and the Executive in the course of providing the Services shall be the sole and exclusive property of the Company and the Consultant hereby assigns and shall procure that the Executive shall assign all such Intellectual Property to the Company by way of present and future assignment with full title guarantee.

         (c) In the case of registerable rights the Consultant shall if requested by the Company execute and shall procure that the Executive executes all documents and do all things which may be necessary or desirable for obtaining the best possible registerable protection in territories specified by the
                  Company, and in respect of all Intellectual Property the Consultant shall execute and shall procure that the Executive executes all documents and do all such things as may be necessary or desirable for perfecting assignment of Intellectual Property under clause 8(2) above.

         (d) The Consultant hereby irrevocably appoints the Company to be its attorney in its name and on its behalf to sign, execute any instrument or do anything and generally to use its name for the purpose of giving to the Company and/or the Group the full benefit of the provisions of this clause and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

9.       TERMINATION

(1) Without prejudice to any remedy it may have against the Consultant for breach or non-performance of any provision of this agreement the Company may by written notice to the Consultant terminate this agreement with immediate effect if:

         (a) the Consultant or the Executive is in material breach of any of the terms of this agreement;

         (b) the Consultant is in breach of clause 3(2) of this agreement being at any time unable to provide the services of the Executive, provided that if the Executive is incapacitated by reason of sickness or injury the Company shall not terminate this agreement until the Executive has been so incapacitated for a continuous period of 26 weeks;

         (c)      the   Consultant   or  the  Executive  is  guilty  of  serious
                  misconduct   or  wilful  and   persistent   neglect  of  their
                  respective obligations under this agreement;

         (d) any order shall be made or effective resolution passed for liquidation, winding up or dissolution of the Consultant (otherwise than for the purpose of reconstruction or amalgamation on terms approved by the Company);

         (e) the Executive becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors in circumstances which would have a material adverse effect on the Company, the Group or their respective reputations;

         (f) the Executive is convicted of any arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) in circumstances which would have a material adverse effect on the Company, the Group or their respective reputations;

         (g) the Executive is convicted of an offence under the Companies Securities (Insider Dealing) Act 1985 or under any other present or future statutory enactment or regulations relating to insider dealings under English or New York law;

         (h) the Executive ceases to be employed by or to have a substantial interest in the Consultant;

         (i) the Executive and/or the Consultant, in the reasonable opinion of the Company, act in such a way as to seriously jeopardise the business of the Company and/or the Group.

(2) Upon termination of this agreement for whatever reason the Consultant shall deliver and shall procure that the Executive delivers to the Company all books, documents, papers, materials and other property (in whatever format) relating to the Business, and/or the business of the Group or the clients of the Company or the Group which may then be in its or the Executive's possession or under its or his power or control.

(3) The Company may at any time and in its absolute discretion (whether or not any notice of termination has been given by the Company or the Consultant under clause 2(1) above) terminate this agreement with immediate effect by making a payment in lieu of notice.

10.      POST-TERMINATION RESTRICTIONS

(1)      Definitions

         In this clause:

         (a) "Termination Date" means the date on which the employment terminates;

         (b) "Person" includes any company, firm, organisation or other entity;

         (c) "Area" means any country in the world where on the Termination Date the Company was supplying services;

         (d) "Business" means any business carried on by the Company or any Group Company which relates to the provision of pre-clinical, early clinical and/or non-clinical biological safety evaluation services to the pharmaceutical and biotechnology, agrochemical and other chemical industries;

         (e) "Client" means any Person to whom the Company or a Group Company supplied during the 6 months preceding the Termination Date and with whom at any time during such period the Consultant was actively involved;

         (f) "Prospective Client" means any Person with whom the Company or a Group Company had negotiations or discussions regarding the possible supply of services during the 6 months immediately preceding the Termination Date and with whom at any time during such period the Consultant was actively involved.

(2) The Consultant covenants with the Company that it shall not at any time during the continuance of this agreement or for a period of 6 months after the termination of it solicit or endeavour to solicit whether directly or indirectly any senior employee of the Company or a Group Company to leave and with whom at any time during the period of 6 months prior to such termination the Consultant was actively involved (whether in breach of the terms of their contract or not).

(3) The Consultant covenants with the Company that it shall not for a period of six months from the Termination Date in the Area:

         (a) canvass or solicit business for services similar to those being provided by the Company or a Group Company as at the Termination Date from any Client or Prospective Client;

         (b) seek to do business or deal with any Client or Prospective Client in respect of services similar to those being provided by the Company or a Group Company as at the Termination Date; or

         (c) canvass or solicit business from any supplier of the Company or a Group Company with whom the Consultant was actively involved during the 6 months ending on the Termination Date or persuade such supplier to cease to supply, or to restrict or vary the terms of supply to the Company or a Group Company or otherwise interfere with the relationship between such a supplier and the Company or a Group Company.

(4) The Consultant shall not for a period of 6 months from the termination of this agreement directly or indirectly be interested or concerned in any business which is carried on in the Area and which is competitive or likely to be competitive with the Business being carried on at the Termination Date and with which the Consultant was actively involved during the 6 month period ending on the Termination Date.

         For this purpose, the Consultant is concerned in a business if:

         (a)      he carries it on as principal or agent; or

         (b) he is a partner, director, employee, secondee, consultant or agent in, of or to any Person who carries on the business; or

         (c)      he  has  any  direct  or  indirect   financial   interest  (as
                  shareholder or otherwise) in any Person who carries on the business.

11.      NO EMPLOYMENT OR PARTNERSHIP

(1) Nothing contained in this agreement shall be construed or have effect as constituting any relationship of employer and employee or partners or any other fiduciary relationship between the Company and the Consultant or between the Company and the Executive.

(2) The Consultant shall be responsible for the payment of any remuneration payable to and benefits provided for the Executive under his contract of employment or otherwise including any National Insurance, income tax and any other form of taxation or social security cost in respect of his remuneration or benefits. The Consultant shall indemnify the Company and/or any Group Company in respect of any such payment, including any interest or penalties imposed on the Company or the Group in respect of any payments made to the Company under this agreement.

12.      WARRANTIES

         The Consultant warrants to the Company that:

         (a) the Consultant employs the Executive and has available to it the exclusive use of his services; and

         (b)      the provision of the Services shall not:-

                  (i)  infringe the Intellectual Property of any third party; or

                  (ii) involve the use of information in breach of obligations owed to or rights held by any third party; and

         (c) the Company will not infringe the Intellectual Property of any third party by the Company exercising all of the rights of the owner of the Intellectual Property assigned by the Consultant to the Company under this agreement; and

         (d) Neither the Consultant nor the Executive is bound by any legally enforceable obligations owed to persons other than the Company which would prevent either the Consultant or the Executive from complying with the terms of this agreement.

13.      SEVERABILITY

         If any of the provisions of this agreement become invalid or unenforceable for any reason by virtue of applicable law the remaining provisions shall continue in full force and effect and the Company and the Executive hereby undertake to use all reasonable endeavours to replace any legally invalid or unenforceable provision with a provision which will promise to the parties (as far as practicable) the same commercial results as well intended or contemplated by the original provision.

14.      PREVIOUS AGREEMENTS

         With effect from the Commencement Date, all other agreements and arrangements between the Consultant or the Executive and the Company relating to the provision of Services by the Consultant or the Executive shall cease to have effect.

15.      GRATUITIES

         The Consultant shall not, and shall procure that the Executive shall not, directly or indirectly accept any commission, discount, gratuity or other benefit from any person who has or is likely to have a business relationship with the Company and/or the Group.

16.      GOVERNING LAW

(1) This agreement shall be governed by and construed in accordance with English law.

(2) The parties agree that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this agreement and submit to the jurisdiction of those courts.

17.      NOTICES

(1) Any notice or other document to be served under this agreement may be delivered or sent by first class post or telex or facsimile process to the party to be served at its registered office for the time being.

(2) Unless the contrary is proved, any such notice or other document shall be deemed to have been served:

         (a)      if delivered, at the time of delivery;

         (b) if posted, at 10.00am on the second Working Day after it was put into the post; or

         (c) if sent by telex or facsimile process, at the expiration of two hours after the time of despatch, if despatched before 3.00pm on any Working Day, and in any other case at 10.00am on the Working Day following the date of despatch.

(3) In proving such service it shall be sufficient to prove that delivery was made or that the envelope containing such notice or other document was properly addressed and posted as a pre-paid first class letter or that the telex or facsimile message was properly addressed and despatched as the case may be.

AS WITNESS the hands of the duly authorised representatives of the Company and of the Consultant on the date first mentioned on page one.


SIGNED by CHRISTOPHER  CLIFFE on behalf of HUNTINGDON     )
LIFE SCIENCES GROUP PLC                                   )
in the presence of:-                                      )
                                                          )
                                                          )





SIGNED by IAN WILLIAMSON      )
on behalf of FHP HOLDINGS     )
LIMITED in the presence of:-  )